Exhibit 10.01

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st, day of February, 2008.

BETWEEN:

            AMBER Alert Safety Centers, Inc., a Nevada corporation (Hereinafter, "Company" or “AMBER”)

AND:

            Frank DelVecchio, an individual with an address at 65 Walthery Ave., Ridgewood, NJ 07834 (Hereinafter, "Employee")

WHEREAS,

A. The Company is engaged in the business of the development and marketing of products relating to the Amber Alert Safety Program and related marketing programs called the “AMBER Ready” program.

B. The Employee is presently employed, or is about to be employed, by the Company on the terms and conditions which are now set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the Employee's continued employment, the premises and mutual covenants and agreements hereinafter contained, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.0   EMPLOYMENT

1.1 The Company hereby employs the Employee in the position of “Senior Vice President”.  The Employee’s first day of employment shall begin on February 1, 2008 (Hereinafter “Start Date”).

1.2 The Employee shall report to directly to the CEO/Company President as a member of the Board of Directors with one vote, and shall perform, observe and conform to such duties and instructions as are reasonably and lawfully assigned or communicated to the Employee and are consistent with the position the employee has been hired to fill. The Company understands that due to other commitments, it is not necessary for this employee to be in the office physically to fulfill his obligations to The Company. He will, however, be available to Company management as needed via telephone and/or e-mail.

Employee: _________    Company: _________

1.3 The Employee shall be responsible for providing leadership and direction to The Company in order to facilitate the expansion and efficiency of its operations.

1.4 Throughout the term of this Agreement the Employee shall:

      (a)   diligently, honestly and faithfully serve The Company and shall use all reasonable efforts to promote and advance the interests and goodwill of The Company;

      (b) conduct himself/herself at all times in a manner which is not materially prejudicial to the Company's interests; and

     (c)  not acquire, directly or indirectly, any interest of any firm, partnership or association in the business and operations of which in any manner, directly or indirectly, compete with the trade or business of The Company.

1.5 The Employee shall disclose all potential conflicts of interest and activities which could reasonably be seen to compete, indirectly or directly, with the trade or business of the Company, to the President. The President shall determine, in their sole discretion, whether the activity in question constitutes a conflict of interest or competition with the Company. To the extent that the President, acting reasonably, determines a conflict or competition exists, the Employee shall discontinue such activity forthwith or within such longer period as the President agrees.

1.6 Notwithstanding sections 1.4 (d) and 11.0, the Employee is not restricted from nor is required to obtain the consent of the Company to make investments in any company, which is involved in technology or software and the securities of which are listed for trading on any Canadian or U.S. stock exchange, quotation system or the over-the-counter market.

1.7 For the purposes of sections 1.4, 1.5 and 1.6 herein, the Employee includes any firm or company owned or controlled by the Employee.

1.8 It is understood and agreed that as the Company grows, the Employee's responsibilities may be changed to meet the needs of the Company; however, such responsibilities shall be those that are reasonably assigned to the Employee by the President and are consistent with the Employee's position.

Employee: _________    Company: _________

2.0   COMPENSATION

2.1 In consideration of the services rendered by the Employee under this Agreement, the Company shall pay the Employee bi-weekly, the gross sum of $100,000 per annum (“Base Salary”) in addition to 50% of the Net Profits of the Ridgewood, NJ location as stipulated in the Wireless Management Services (WMS) acquisition agreement. Thereafter, increases to the Employee's salary shall be at the absolute discretion of the Company based on merit.

2.2 The Employee shall be eligible to participate in the Company's pension plan, when one is established.

2.3 The Company shall have the right to deduct and withhold from the Employee's compensation any amounts required to be deducted and withheld under the applicable state or federal laws.

2.4 The Employee shall also receive a $1.00 bonus/commission (Hereafter “Bonus”) for each fulfilled subscription of the Amber Alert Wireless Program and results in the Company receiving a commission or a purchase from a subscriber equal to or greater than $25.00

2.5 The Employee shall be responsible for maintaining in good condition, all equipment provided by the Company to the employee for use in performing his/her duties.

2.6  The Company shall reimburse the Employee for all expenses pre-approved in writing by the Company that will be incurred by the Employee on behalf of The Company.

3.0 BENEFITS

3.1 The Employee shall be entitled to such benefits which the Company offers from time to time to similar employees after Ninety (“90”) days of uninterrupted employment by the Employee (the "Benefits").  The Company participates in a Medical Benefits Program and shall offer benefits to the Employee after the mandatory waiting period.

3.2 The administration of the Benefits Program is within the Company's sole discretion, and as such, the introduction, deletion or amendment of the Benefits shall not constitute a breach of this Agreement.  Should the Company choose to delete it for any reason whatsoever, the Company will make a best effort to establish another, comparable Benefit Program.

3.3 The Company shall enable the Employee to participate in a Stock Option Program once one is defined and made available to its employees. Prior to this, the company must complete its SEC filings and the Company’s stock must be trading publicly.

3.4  The Employee shall receive 100,000 shares of AMBER restricted common stock upon the acquisition, as stipulated in the WMS acquisition agreement. The Employee will receive additional shares in the amount of $250,000 dollars after the Temporary Separation period has elapsed, the details of which are also outlined in the WMS acquisition agreement. The shares shall be issued by the Company’s transfer agent within 90 days of the receipt of the stock ownership.

Employee: _________    Company: _________

4.0   VACATION AND SICK TIME

4.1 The Employee shall be entitled to an annual vacation of three (3) weeks per year (hereinafter “Entitled Vacation”). The Employee's Entitled Vacation shall not exceed three (3) weeks during any calendar year.  Any accrued Entitled Vacation that exceeds three  (3) weeks shall be forfeited the Employee, unless the Company agrees to extend the accrued vacation days in writing.  The timing of vacations shall be in accordance with the Company’s policies and practices as set forth in the Company’s Policy Manual (to be distributed at a later date) and with the Company’s needs. The vacation days will accrue at a rate of 4.62 hours per payroll for the Employee.

4.2 At the time of termination of this Agreement any accrued vacation time for the current fiscal year of the Employee shall be paid to the Employee, or taken as “time off” at the election of the Employee.

4.3 The Employee shall be entitled to five (5) sick days per year (hereinafter “Entitled Sick Time”).  To be used exclusively for illness. The Employee’s Entitled Sick Time shall not be cumulative from year to year.  The Employee understands that any Entitled Sick Time not taken during the current year shall be forfeited by the Employee.  The Employee must also provide Management with a signed doctor’s note, after two (2) consecutive sick days taken, on the date of their return to work, in order to receive Company approval for Entitled Sick Time taken.

5.0   TERM OF EMPLOYMENT

5.1 The term of employment of the Employee by the Company pursuant to the terms of this Agreement shall commence as of the date of December 4, 2007 (Hereinafter, “Start Date”) and shall continue until such time as this Agreement is terminated pursuant to section 6.0 herein.

5.2 It is understood between the Company and the Employee that this agreement was executed after the Employee’s Start Date, but the Company will compensate the Employee from the Start Date indicated above and the Agreement shall be effective as of the Start Date.

6.0   TERMINATION

6.1 The Company may terminate the Employee's employment at any time, without notice, for cause.

6.2 If this Agreement and the Employee's employment are terminated for cause, no notice, salary, benefits or allowances shall be paid or payable to the Employee after or as a result of such termination except in respect of those amounts which were payable in respect of the period ending immediately prior to such termination.

6.3 The Company may terminate the Employee's employment, without cause:

      (a)   at any time without cause, by providing the Employee with two (2) weeks written notice or pay of in lieu of notice or any combination of written notice and pay in lieu of notice equal to two (2) weeks Base Salary;

6.4 The Employee may terminate this employment Agreement with the Company with the Company upon giving the Company two (2) weeks notice of resignation. On the giving of such notice by the Employee, or at any time thereafter, the Company shall have the right to elect to immediately terminate the Employee's employment, and upon such election, shall provide to the Employee a lump sum equal to the Base Salary only for two (2) weeks or to such proportion of the time that remains outstanding at the time of the election.

6.5 The Company may terminate the Employee for cause should the Employee engage in any actions prohibited in the Company’s employee guidelines that will be provided to the employee and may be modified by the Company.

6.6 The Employee with be required to return all equipment that is property of the Company immediately upon termination.  Should the Employee fail to return any equipment or supplies provided to the Employee by the Company, the Company may take any legal actions necessary to obtain any equipment or supplies, including but not limited to filing a criminal complaint, and garnishing wages.

7.0   CONFIDENTIALITY AND COMPANY PROPERTY

7.1 The Employee understands and acknowledges that the Company is engaged in a continuous program of research, development and production relating to AMBER Alert Safety Programs research and related products ("Business"). Because of the nature of the Business, the Employee's employment creates a relationship of confidence between the Employee and the Company with respect to certain information that gives the Company an advantage in its business and marketplace. In the course of carrying out and performing the Employee's duties and responsibilities to the Company, the Employee will obtain access to and be entrusted with Confidential and Proprietary Information (as hereinafter defined) relating to the Business and other affairs of the Company.

Employee: _________    Company: _________

7.2 The term "Confidential and Proprietary Information" as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including the Employee) or received by the Company from an outside source which is maintained in confidence by the Company or any of its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential and Proprietary Information includes:

(a)  any information, ideas, improvements, know-how, concepts, research, inventions, innovations, products, services, sales, scientific or other formulas, systems, strategies, formulae, algorithms, patterns, processes, methods, machines, manufactures, compositions, processes, procedures, tests, treatments, developments, data, experimental and production software, libraries and routines, audio-visual displays technical specifications, technical data, designs, devices, patterns, concepts, computer programs, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any Invention (as defined in Section 8.0 below), or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the Business or affairs of the Company or its subsidiary or affiliated companies, or that result from its marketing, research and/or development activities;

      (b)   any information relating to the relationship of the Company with any consultants, collaborators, associates, clients, customers, suppliers, principals, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such consultants, collaborators, associates, clients, customers, suppliers, principals, contacts or prospects of the Company. Including but not limited to client lists;

      (c)   any sales plan, price schedule, product literature, user documentation, technical documentation, marketing material, plan or survey, business plan or opportunity, product or service development plan or specification, business proposal; and

      (d)  any information relating to the present Business or proposed business of the Company.

7.3 The Employee acknowledges and agrees that the Confidential and Proprietary Information is and will remain the exclusive property of the Company. The Employee also agrees that the Confidential and Proprietary Information:

      (a)   constitutes a proprietary right which the Company is entitled to protect; and

      (b)   constitutes information and knowledge not generally known to the trade.

Employee: _________    Company: _________

7.4 The Employee understands that the Company has from time to time in its possession information belonging to others or which is claimed by others to be confidential or proprietary and which the Company has agreed to keep confidential. The Employee agrees that all such information shall be Confidential and Proprietary Information for the purposes of this Agreement.

7.5 For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential and Proprietary Information, it shall be considered a work made for hire and the Company shall be considered the author thereof.

7.6 The Employee agrees to maintain securely and hold in strict confidence all Confidential and Proprietary Information received, acquired or developed by the Employee or disclosed to the Employee as a result of or in connection with the Employee's employment with the Company. The Employee agrees to continue to hold the Confidential and Proprietary Information in strict confidence at all times after the termination of the Employee's employment for whatever reason. The Employee will not disclose any of the Confidential and Proprietary Information to any person, firm or corporation, nor will the Employee use any of the Confidential and Proprietary Information for any purpose other than in the normal and proper course of the Employee's duties either during the term of the Employee's employment with the Company or at any time afterwards without the express written consent of the Company. The Employee will use the Employee's best efforts to protect and safeguard Confidential and Proprietary Information from, without limitation, loss, theft, destruction or seizure.

7.7 The Employee agrees that documents, copies, records and other materials made or received by the Employee that pertain to the Business and affairs of the Company or its subsidiaries or affiliated companies, including all Confidential and Proprietary Information and which are in the Employee's possession or under the Employee's control are the property of the Company and that the Employee will return same and any copies of them to the Company forthwith upon the termination of the Employee's employment or at any time immediately upon the request of the Company.

7.8 The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

      (a)  is or later becomes publicly known under circumstances involving no breach of this Agreement by the Employee;

      (b)   is already known to the Employee outside his work for the Company or its predecessors at the time of receipt of the Confidential Information;

      (c)   is disclosed to a third party under an appropriate confidentiality agreement;

      (d)   is lawfully made available to the Employee by a third party;

      (e)   is independently developed by the Employee who has not been privy to the Confidential Information provided by the Company, or

      (f)   is required by law to be disclosed but only to the extent of such requirement and the Employee shall immediately notify in writing the President of the Company upon receipt of any request for such disclosure.

7.9 The Employee represents and warrants that he /she has not brought and will not bring with him or her to the Company any materials or use, while performing his or her duties for the Company, any materials or documents of a former employer which are not generally available to the public. The Employee understands that, while employed by the Company, the Employee shall not breach any obligation or confidence or duty the Employee may have to a former employer and the Employee agrees that the Employee will fulfill all such obligations during the Employee's employment with the Company.

7.10 The Employee represents and warrants that the Employee will not use or cause to be incorporated in any of the Employee's work product any data software, information, designs, techniques or know-how which the Employee or the Company does not have the right to use.

7.11 The provisions of this section 7.0 shall survive the termination of this Agreement.

8.0   INVENTIONS

8.1 The Employee agrees that all Confidential and Proprietary Information and all other discoveries, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, algorithms, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by the Employee either alone or with others, and in any way relates to the present or proposed programs, services, products or Business of the Company, or to task assigned to the Employee during the period of the Employee's employment by the Company, whether or not conceived, developed, reduced to practice or made during the Employee's employment (collectively "Inventions"), and any and all services and products which embody, emulate or employ any such Invention shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, shall belong exclusively to the Company. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a work made for hire and the Company shall be considered the author thereof.

Employee: _________    Company: _________

8.2 The Employee will promptly disclose to the Company, or any persons designated by it, all Inventions.

8.3 The Employee hereby assigns to the Company or its nominee, their successors or assigns, all the Employee's rights, title and interest in and to the Inventions.

8.4 The Employee hereby waives for the benefit of the Company and its successors and assigns all the Employee's moral rights in respect of the Inventions.

8.5 The Employee further agrees to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time to enforce patents or copyrights in respect of the Inventions in any and all countries, and to that end the Employee will execute all documents for use in applying for, obtaining and enforcing patents and copyrights on such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by it. The Employee's obligation to assist the Company in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond the termination of the Agreement.

8.6 In the event that the Company is unable for any reason whatsoever to secure the Employee's signature to any lawful and necessary document required to apply for or execute any patent, copyright, trademark or other applications with respect to any Invention (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), the Employee hereby irrevocably appoints the Company and its duly authorized officers and agents as the Employee's agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by the Employee.

8.7 The Employee hereby represents and warrants that the Employee is subject to no contractual or other restriction or obligation, which will in any way limit the Employee's activities on behalf of the Company. The Employee hereby represents and warrants to the Company that the Employee has no continuing obligations to any previous employer (a) with respect to any previous invention, discovery or other item of intellectual property or (b) which require the Employee not to disclose any information or data to the Company.

8.8 The provisions of this section 8 shall survive the termination of this Agreement.

9.0   REMEDIES

9.1 The Employee acknowledges and agrees that a breach by the Employee of any of the covenants contained in sections 7.0 and 8.0 of this Agreement herein shall result in damages to the Company and that the Company could not be adequately compensated for such damages by a monetary award. Accordingly, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, temporary or permanent injunction, to cure any such breach, or as may be appropriate, to ensure compliance with the provisions of this agreement.

10.0  PROPERTY RIGHTS OF THE COMPANY

10.1 Notwithstanding anything else in this Agreement, it is expressly acknowledged and understood by the Employee that all the work product of the Employee while engaged by the Company pursuant to the terms hereof shall vest in the Company absolutely and notwithstanding the generality of the foregoing, all software, product information, improvements, notes, documents, correspondence, produced by the Employee during the term of employment hereunder shall belong absolutely to the Company. The Employee further agrees to execute without further consideration any assignments, conveyances, other documents and assurances as may be necessary to affect the intent of this provision. Notwithstanding the generality of the foregoing, the Company acknowledges that intellectual property, know-how and the like known by or in possession of the Employee as of or prior to the Employee becoming an employee of the Company is hereby expressly excluded from the foregoing restrictions.

Employee: _________    Company: _________

11.0  NON-COMPETITION

11.1 The Employee agrees that following the termination of his employment with the Company for any reason, he shall not, within Canada, the United States of America and the countries comprising the European Economic Union, for a period of twelve (12) months from the date of such termination (without the prior written consent of the Company) either individually or in partnership, or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, director, officer, employee, consultant, investor or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person or persons, firm, association, syndicate, company or corporation, engaged in or concerned with any business that is engaged in the field of AMBER Alert Safety programs, or comparable programs outside the United States.

11.2 The Employee acknowledges that a breach by the Employee of any of the covenants contained in section 1.4(d) and section 11.0 herein shall result in damages to the Company and that the Company could not be adequately compensated for such damages by a monetary award. Accordingly, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a Court of competent jurisdiction for such relief by way of restraining order, temporary or permanent injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

11.3 The Employee agrees that all documents, copies, records and other materials made or received by the Employee and which are in his possession or under his control that pertain to the business and affairs of the Company are the property of the Company and shall be returned to the Company by the Employee forthwith upon the termination of this Agreement or at any time during the term hereof immediately upon the request of the Company.

11.4 The Employee hereby agrees that all restrictions in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived by the Employee.

12.0 EMPLOYMENT STANDARDS

12.1 In the event that the minimum standards in any applicable employment laws are favorable to the Employee in any respect, including but not limited to the provisions herein in respect of notice of termination, minimum wage or vacation entitlement than provided for herein, the provisions of such laws shall apply.

13.0 GENERAL PROVISIONS

13.1 In this Agreement, unless context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

13.2 The headings and the clauses of this Agreement have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions.

13.3 This Agreement may not be assigned by either party. This Agreement shall ensure to the benefit of the parties and shall be binding upon the successors of the Company.

13.4 The waiver of the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

13.5 This Agreement constitutes the entire agreement between the parties hereto relating to the employment of the Employee and supersedes any and all employment agreements or understandings, oral or written, between the Company and the Employee and any such prior agreements relating to the employment of the Employee by the Company are hereby terminated and cancelled.

13.6 This Agreement shall not be amended except in writing signed by both parties.

13.7 In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall not be affected by such determination and shall remain in full force and effect to the fullest extent permitted by law.

13.8 The Employee shall, upon the reasonable request of the Company, make, do, execute or cause to be made, done or executed, all such further and lawful acts, deeds, things, documents and assurances of whatsoever nature and kind for the better or more perfect or absolute performance of the terms, conditions and intent of this Agreement.

Employee: _________    Company: _________

13.9 Every notice, request, demand or direction (each for the purposes of this section, a "notice") to be given pursuant to this Agreement by any party to another shall be in writing and shall be delivered in person or sent by registered mail postage prepaid or by facsimile addressed as applicable as follows:

      If to the Employee at:

65 Walthery Ave. Ridgewood NJ 07450

      If to the Company at:

101 Roundhill Drive, Rockaway, NJ 07866 or the Company operating location

With a copy to Marsha M. Moore, Esq., Pitman, Mindas, Grossman, Lee, Bross and Moore, P.C., 17 Academy Street, Suite 1200, Newark, New Jersey 07102 or such other address as the Company shall specify from time to time.

13.10 Any notes delivered or sent in accordance with section 13.09 will be deemed to have been given and received:

      (a)   if personally delivered, on the day of delivery,

      (b)   if by registered mail, on the earlier of the day of receipt and the fifth (5th) business day after the day of mailing, or

      (c)   if by facsimile, on the first business day following the day of transmittal.

If a notice is sent by registered mail and mail service is interrupted between the point of mailing and the destination by strike, slow down, force majeure or other cause within three (3) days before or after the time of mailing, the notice will not be deemed to be received until actually received, and the party sending the notice will use any other service which has not been so interrupted or will deliver the notice in order to ensure prompt receipt.

13.11 A reference to a statute includes all regulations made pursuant thereto, all amendments to the statute or regulations in force from time to time, and any statute or regulation which supplements or supersedes such statute or regulations.

13.12  All sums of money which are referred to in this Agreement are expressed in lawful money of the United States.

13.13 Time is of the essence of this Agreement.

13.14 The terms of this Agreement shall be governed by and construed in accordance with the laws of New Jersey without regard to choice of law principles. Any actions commenced under this Agreement shall be venued in either the United States District Court for the District of New Jersey or in the Superior Court of the State of New Jersey, Essex County.

14.0 INDEPENDENT LEGAL ADVICE

14.1 The Employee acknowledges that this Agreement has been prepared by the Company and acknowledges that the Employee has had sufficient time to review this Agreement thoroughly, that the Employee has read and understood the terms of this Agreement and that the Employee has been given the opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement prior to its execution.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

Accepted and Agreed to: By: /s/ FRANK DELVECCHIO Frank DelVecchio (Employee) Date: _____________________________	AMBER Alert Safety Centers, Inc. By: /s/ KAI D. PATTERSON Kai D. Patterson, President and CEO Date: _____________________________

Employee: _________    Company: _________